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                                                                    EXHIBIT 99.1

[LOGO] VidaMed

Company Contacts                            Investor Contacts
VidaMed, Inc.                               Lippert/Heilshorn & Associates
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Randy Lindholm, Chairman, President & CEO   Martin Halsall (mhalsall@lhai.com)
                                                            -----------------
John Howe, Chief Financial Officer          Bruce Voss (bvoss@lhai.com)
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(510) 492-4900                              (310) 691 7100
www.vidamed.com                             www.lhai.com
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                  VIDAMED REPORTS RECORD U.S. TUNA PROCEDURES,
                REVENUES AND EQUIPMENT SALES DURING FIRST QUARTER

                           Record 69 TUNA systems sold

FREMONT, Calif. (April 3, 2002) - VidaMed, Inc. (NASDAQ: VIDA) today reported record U.S. TUNA (Transurethral Needle Ablation) procedures, revenues and equipment sales, in its preliminary report of the first quarter ended March 31, 2002.

VidaMed anticipates that its first quarter revenues will be approximately $5.1 million, compared with revenues of $2.3 million for the first quarter of 2001, and revenues of $4.9 million for the fourth quarter of 2001.

VidaMed reported 3,516 TUNA procedures performed worldwide and 3,284 TUNA procedures performed in the U.S. during the first quarter of 2002, compared with 1,554 procedures performed in the U.S. during the 2001 first quarter, and 3,154 procedures performed in the U.S. during the 2001 fourth quarter.

The company reported that it has strategically focused its sales and marketing efforts over the past few quarters on increasing the direct sale of TUNA systems into physicians' offices. As a result of this emphasis, VidaMed sold a record 69 TUNA systems in the first quarter of 2002, including four to international dealers and 65 to U.S. physicians' practices, compared with 4 sold in the U.S. in the first quarter of 2001, and 50 sold in the U.S. in the fourth quarter of 2001.

Business Updates:
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As previously announced, VidaMed has entered into an agreement and plan of merger with Medtronic, Inc. and Medtronic's merger subsidiary, VidaMed Acquisition Corp., pursuant to which each VidaMed stockholder will receive $7.91 in cash for each share of VidaMed common stock upon completion of the merger. Completion of the merger is subject to customary conditions, including approval of the merger by VidaMed's stockholders. A special meeting of

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VidaMed's stockholders is scheduled to be held on April 12, 2002. Assuming stockholder approval is obtained, the company expects to complete the merger as soon as reasonably practicable thereafter.

About VidaMed

VidaMed's TUNA system offers safe and durable non-surgical treatment for the symptoms associated with benign prostatic hyperplasia, or BPH. These important quality-of-life symptoms include frequent and urgent urination, interruption of stream and nocturia (excessive urination at night), which may lead to sleep deprivation and related problems, such as loss of libido and impairment of sexual function. The TUNA procedure is an ideal alternative to drug therapy or invasive surgery.

VidaMed designs, develops and markets technologically and clinically advanced cost-effective systems for the treatment of urological conditions. For investor information, please call (800) 363-2994 or visit the Company's Web site at www.vidamed.com.

Certain statements in this news release that are not historical in nature contain forward-looking information, particularly those statements that utilize terminology such as "anticipates," "may," "will," "should," "likely," "expects," "estimates," "believes" or "plans," or comparable terminology. Some of the forward-looking statements in this news release include statements regarding the Company's anticipated revenues and number of procedures for the first quarter 2002 and the anticipated timing of the Company's merger with Medtronic. The forward-looking statements in this news release are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements including risks relating to changes in economic and market conditions, the rate of adoption of the TUNA procedure by the medical community, the impact of competitive treatments, products and pricing, the development and effectiveness of the Company's sales organization and marketing efforts, the scope and level of reimbursement coverage of the TUNA procedure by Medicare and other payors, the ability of the Company and Medtronic to fulfill their obligations under the merger agreement and other risks described in the Company's reports filed from time to time with the United States Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2001.

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